UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

RC2 CORPORATION

(Name of Registrant as Specified In Its Charter)

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RC2 CORPORATION
1111 WEST 22ND STREET
OAK BROOK, ILLINOIS 60523

Notice of Annual Meeting of Stockholders
to be Held on May 4, 2007

The Annual Meeting of Stockholders of RC2 Corporation, a Delaware corporation, will be held at the Doubletree Hotel, 1909 Spring Road, Oak Brook, Illinois 60523, on Friday, May 4, 2007, at 11:00 a.m., local time, for the following purposes:

1. To elect twelve directors to serve until the 2008 Annual Meeting of Stockholders.

2. To take action with respect to any other matters that may be properly brought before the meeting and that might be considered by the stockholders of a Delaware corporation at their annual meeting.

By order of the Board of Directors

Jody L. Taylor,
Secretary

Oak Brook, Illinois
March 30, 2007

Stockholders of record at the close of business on March 19, 2007 are entitled to vote at the meeting. Your vote is important to ensure that a majority of the stock is represented. Whether or not you plan to attend the meeting in person, please vote your shares by phone, via the internet or by completing, signing, dating and returning the enclosed proxy card at your earliest convenience. If you later find that you may be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted. Stockholders holding shares in brokerage accounts (“street name” holders) who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Stockholders may also vote by the Internet or telephone. Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. The Internet and telephone voting facilities will close at 1:00 a.m. central time on May 4, 2007.

Or, if you prefer, you can return the enclosed proxy card in the envelope provided.

PLEASE DO NOT RETURN THE ENCLOSED PROXY CARD IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

VOTE BY INTERNET	VOTE BY TELEPHONE

http://www.investorvote.com 24 hours a day/7 days a week	1-800-652-VOTE (8683) via touch tone phone toll-free 24 hours a day/7 days a week

INSTRUCTIONS:	INSTRUCTIONS:

Read the accompanying Proxy Statement.	Read the accompanying Proxy Statement.

Have your control number located on your proxy card available.	Call toll-free 1-800-652-8683.

Point your browser to http://www.investorvote.com	You will be asked to enter your control number located on your proxy card.

and follow the instructions to cast your vote. You can also register to receive your Annual Report and Proxy Statement electronically, instead of in print.

i

RC2 CORPORATION
1111 WEST 22ND STREET
OAK BROOK, ILLINOIS 60523

Proxy Statement for the 2007 Annual Meeting of Stockholders
to be Held on May 4, 2007

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of RC2 Corporation of proxies to be used at the Annual Meeting of Stockholders of RC2 to be held at the Doubletree Hotel, 1909 Spring Road, Oak Brook, Illinois 60523 on May 4, 2007, at 11:00 a.m., local time, and any adjournments thereof. This proxy material is being mailed on or about March 30, 2007 to stockholders of record at the close of business on March 19, 2007.

GENERAL INFORMATION

Proxies and Voting Procedures

Stockholders can vote by completing and returning a proxy card in the form accompanying this Proxy Statement or, if shares are held in “street name,” by completing a voting instruction form provided by your broker. Stockholders of record can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying this Proxy Statement. The Internet and telephone voting facilities will close at 1:00 a.m. (central time) on May 4, 2007. Please be aware that if you vote over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible.

The shares represented by each valid proxy received in time will be voted at the Annual Meeting and, if a choice is specified on the proxy, it will be voted in accordance with that specification. If no instructions are specified in a signed proxy returned to us, the shares represented by that proxy will be voted in FAVOR of the election of the directors listed in the enclosed proxy. If any other matters are properly presented at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies will have the authority to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the Annual Meeting is adjourned or postponed, a proxy will remain valid and may be voted at the adjourned or postponed meeting. A stockholder will be able to revoke his or her proxy until it is voted. As of the date of printing of this Proxy Statement, we do not know of any other matters that are to be presented at the Annual Meeting other than the election of directors.

Stockholders may revoke proxies (including an Internet or telephone vote) at any time to the extent they have not been exercised by giving written notice to the Corporation or by a later executed proxy via the Internet, by telephone or by mail. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder attending the Annual Meeting may request a ballot and vote in person, thereby revoking a prior granted proxy. The cost of solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by use of the mails; however, some solicitations may be made by employees of the Corporation, without payment of any additional compensation, by telephone, by facsimile, or in person.

Stockholders Entitled to Vote

Only stockholders of record at the close of business on March 19, 2007 will be entitled to notice of and to vote at the meeting. On the record date, we had outstanding 21,169,722 shares of Common Stock, par value $0.01 per share, entitled to one vote per share.

Quorum; Required Vote

A majority of the votes entitled to be cast at the Annual Meeting, represented either in person or by proxy, will constitute a quorum with respect to the meeting. A plurality of the votes cast is required for the election of directors. This means that the twelve director nominees with the most votes will be elected. Approval of any other matter that may properly be presented at the meeting will require the affirmative vote of a majority of the shares represented at the meeting and entitled to vote. Abstentions and broker non-votes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) will count toward the quorum requirement but will not count toward the determination of whether such matters are approved or directors are elected. The Inspector of Election appointed by our Board of Directors will count the votes and ballots.

ELECTION OF DIRECTORS

At the Annual Meeting, twelve directors are to be elected to hold office until the 2008 Annual Meeting and until their successors are elected. The twelve nominees for election are named in the following table with brief biographies. As indicated below, each person nominated by our Board of Directors is an incumbent director. We anticipate that the nominees listed in this Proxy Statement will be candidates when the election is held. However, if an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for any of the nominees, proxies will be voted for a substitute nominee selected by the proxy holders (except where a proxy withholds authority with respect to the election of directors). Richard E. Rothkopf resigned as a director effective December 29, 2006, and Peter J. Henseler and Linda A. Huett were appointed as directors effective March 14, 2007.

Name, Principal Occupation for Past Five Years and Directorships	Age	Director Since

ROBERT E. DODS	58	1996
Mr. Dods has been a private investor since January 2003 and has served as Chairman of our Board of Directors since July 1998. The Chairman of the Board is not considered one of our officers or employees. Mr. Dods served as our Chief Executive Officer from July 1998 to January 2003. Mr. Dods co-founded Racing Champions, Inc. (“RCI”), our predecessor, in 1989.

BOYD L. MEYER	64	1996
Mr. Meyer has been a private investor since January 2003 and has served as Vice Chairman of our Board of Directors since October 2000. The Vice Chairman of the Board is not considered one of our officers or employees. Mr. Meyer served as our President from July 1998 to October 2000. Mr. Meyer co-founded RCI in 1989.

PETER K.K. CHUNG	53	1996
Mr. Chung has been a private investor since July 2003. Mr. Chung served as President of RC2 (H.K.) Limited from April 1996 to July 2003. Mr. Chung formed the predecessors to RC2 (H.K.) Limited in 1989 to handle the overseas operating activities of RCI.

JOHN S. BAKALAR	59	1997
Mr. Bakalar has been a private investor since November 1997. From May 1993 to November 1997, Mr. Bakalar was President and Chief Operating Officer of Rand-McNally, Inc., a printing and publishing company.

Name, Principal Occupation for Past Five Years and Directorships	Age	Director Since

JOHN J. VOSICKY	58	1997
Mr. Vosicky has been the Chief Financial Officer of BFG Technologies Inc., a marketer and distributor of graphic cards, since August 2002. Mr. Vosicky has also been the President of JAJ Financial, a financial consultant, since July 2001.

CURTIS W. STOELTING	47	2002
Mr. Stoelting has served as our Chief Executive Officer since January 2003. Mr. Stoelting was our Chief Operating Officer from October 2000 to January 2003. Mr. Stoelting is a director of Regal-Beloit Corporation, a global manufacturer of motion control and power generation products.

PAUL E. PURCELL	60	2002
Mr. Purcell has served as President and Chief Executive Officer of Robert W. Baird & Co. Incorporated, an investment banking and brokerage firm, since January 2000.
DANIEL M. WRIGHT	69	2003
Mr. Wright has been a private investor since August 1998. From March 1968 until August 1998, Mr. Wright was an audit partner and manager with Arthur Andersen LLP, an independent public accounting firm. Mr. Wright is a director of John B. Sanfilippo & Son, Inc., a processor and marketer of tree nuts and peanuts.

THOMAS M. COLLINGER	54	2003
Mr. Collinger has served as Associate Dean at The Medill Graduate School of Northwestern University, since November 2005 and Chairman of the Integrated Marketing Communications Graduate Program since February 2007. Mr. Collinger has also been an Associate Professor, The Medill Graduate School of Northwestern University, since January 1998. Mr. Collinger has also served as President of the TC Group, a marketing consulting firm, since May 1998.

MICHAEL J. MERRIMAN, JR.	50	2004
Mr. Merriman has served as a director and as the Chief Executive Officer and President of The Lamson & Sessions Co., a manufacturer and distributor of electrical, consumer, telecommunications and engineered sewer products, since November 2006. Mr. Merriman is a director of American Greetings Corporation, a designer, manufacturer and seller of greeting cards and other social expression products, since November 2006 and was its Senior Vice President and Chief Financial Officer from September 2005 until November 2006. Mr. Merriman was the Chief Executive Officer and President of Royal Appliance Manufacturing Co., a developer, assembler and marketer of a full line of cleaning products for home and commercial use, from 1995 until April 2004 and a director of Royal Appliance Manufacturing Co. from October 1993 until April 2004.

LINDA A. HUETT	62	2007
Ms. Huett has been an independent advisor to Weight Watchers International, Inc., a global provider of weight management services and products, since January 2007. Ms. Huett was the President and a director of Weight Watchers International from September 1999 until December 2006. Ms. Huett was the Chief Executive Officer of Weight Watchers International from December 2000 until December 2006. Ms. Huett is a director of AnnTaylor Stores Corporation, a women’s specialty retailer.

PETER J. HENSELER	48	2007
Mr. Henseler has served as our President since October 2002. Mr. Henseler was our Executive Vice President-Sales and Marketing from March 1999 to October 2002.

DIRECTORS MEETINGS AND COMMITTEES

Our Board of Directors held four meetings in 2006, and all of our incumbent directors attended at least 75% of the meetings of the Board and the committees of the Board of which they were a member.

Executive sessions or meetings of outside (non-management) directors without management present are held regularly for a general discussion of relevant subjects. In 2006, the outside directors met in executive session four times.

The committees of our Board of Directors consist of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The chart below identifies the members of each of these committees as of the date of this Proxy Statement, along with the number of meetings held by each committee during 2006:

Nominating and
Corporate
	Audit		Compensation		Governance

Number of Meetings	4		4		3
Name of Director:
John S. Bakalar			X	*
John J. Vosicky	X	*
Daniel M. Wright	X		X
Thomas M. Collinger					X	*
Michael J. Merriman, Jr.	X				X
Robert E. Dods			X		X
Boyd L. Meyer					X

X =	committee member;

* =	committee chairman

Effective May 5, 2006, upon recommendation of our Nominating and Corporate Governance Committee, our Board of Directors modified the membership assignments of our committees. As a result of such changes, John S. Bakalar left the Audit Committee and Michael J. Merriman, Jr. joined the Audit Committee, John J. Vosicky left the Compensation Committee and Robert E. Dods joined the Compensation Committee, and Daniel M. Wright left the Nominating and Corporate Governance Committee and Robert E. Dods and Boyd L. Meyer joined the Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee is responsible for assisting our Board of Directors with oversight of (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) our independent auditor’s qualifications and independence; and (4) the performance of our internal accounting function and independent auditors. Our Audit Committee has the direct authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors, and is an “audit committee” for purposes of Section 3(a)(58)(A) of the Securities Exchange Act of 1934. We have placed a current copy of the charter of the Audit Committee on our web site located at www.rc2.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for assisting our Board of Directors by (1) identifying individuals qualified to become members of our Board of Directors and its committees; (2) recommending to our Board of Directors nominees for the annual meeting of stockholders; (3) developing and recommending to our Board of Directors a set of corporate governance principles applicable to our business; and (4) assisting our Board of Directors in assessing director performance and the effectiveness of our Board of Directors. We have placed a current copy of the charter of the Nominating and Corporate Governance Committee on our web site located at www.rc2.com.

Compensation Committee

The Compensation Committee, in addition to such other duties as may be specified by the Board, (1) determines the compensation levels of our Chief Executive Officer and other executive officers, including salary rates, participation in incentive compensation and benefit plans, fringe benefits, non-cash perquisites and other forms of compensation; (2) reviews and makes recommendations to our Board of Directors with respect to incentive compensation plans and equity-based plans; and (3) reviews and makes recommendations to our Board of Directors with respect to the compensation of our outside directors. The Compensation Committee also administers our 2005 Stock Incentive Plan, Employee Stock Purchase Plan, Incentive Bonus Plan and Top Management Additional Bonus Plan. We have placed a current copy of the charter of the Compensation Committee on our web site located at www.rc2.com.

CORPORATE GOVERNANCE MATTERS

We are committed to establishing and maintaining high standards of corporate governance, which are intended to serve the long-term interests of the Corporation and our stockholders. Our Board of Directors has adopted Corporate Governance Guidelines which can be found on our web site at www.rc2.com.

Director Independence

Our Board of Directors has reviewed the independence of the nominees for election to the Board at the Annual Meeting under the applicable standards of the NASDAQ Stock Market. Based on this review, the Board of Directors determined that each of the following directors is independent under the NASDAQ listing standards:

(1)  John S. Bakalar
(2)  Peter K.K. Chung
(3)  Thomas M. Collinger
(4)  Robert E. Dods
(5)  Linda A. Huett
(6)  Michael J. Merriman, Jr.
(7)  Boyd L. Meyer
(8)  Paul E. Purcell
(9)  John J. Vosicky
(10) Daniel M. Wright

Based on such standards, Curtis W. Stoelting and Peter J. Henseler are the only directors who are not independent because Mr. Stoelting is our Chief Executive Officer and Mr. Henseler is our President.

Director Nominations

The Corporation has a standing Nominating and Corporate Governance Committee. Based on the review described under “Corporate Governance Matters — Director Independence,” our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the applicable standards of the NASDAQ Stock Market.

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders. A stockholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board of Directors must send a written notice by mail, c/o Secretary, RC2 Corporation, 1111 West 22nd Street, Oak Brook, Illinois 60523, that sets forth: (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the stockholder proposes to be considered as a nominee; (2) the number of shares of our Common Stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to stockholders prepared in connection with an election of directors pursuant to section 14(a) of the Securities Exchange Act of 1934; and (4) the name and address (business and residential) of the stockholder making the recommendation and the number of shares of our Common Stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by the stockholder making the recommendation.

We may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as one of our directors. Stockholder recommendations will be considered only if received no less than 120 days nor more than 150 days before the anniversary of the date the proxy statement was sent to stockholders in connection with the previous year’s annual meeting of stockholders.

The Nominating and Corporate Governance Committee will consider any nominee recommended by a stockholder in accordance with the preceding paragraph under the same criteria as any other potential nominee. The Nominating and Corporate Governance Committee believes that a nominee recommended for a position on our Board of Directors must have an appropriate mix of director characteristics, experience, diverse perspectives and skills. Qualifications of a prospective nominee that may be considered by the Nominating and Corporate Governance Committee include:

•	personal integrity and high ethical character;

•	professional excellence;

•	accountability and responsiveness;

•	absence of conflicts of interest;

•	fresh intellectual perspectives and ideas; and

•	relevant expertise and experience and the ability to offer advice and guidance to management based on that expertise and experience.

Linda A. Huett was identified as a potential director based on a search by Russell Reynolds Associates, a third party search firm retained by RC2. Ms. Huett was recommended for appointment to our Board of Directors by a non-management director and appointed to the Board effective March 14, 2007 after consideration by the Nominating and Corporate Governance Committee.

Communications between Stockholders and the Board of Directors

We have placed on our web site located at www.rc2.com a description of the procedures for stockholders to communicate with our Board of Directors, a description of our policy for our directors and nominee directors to attend our annual meeting of stockholders and the number of directors who attended last year’s annual meeting of stockholders.

Code of Business Ethics

We have adopted a Code of Business Ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Business Ethics is available on our corporate web site which is located at www.rc2.com. We also intend to disclose any amendments to, or waivers from, the Code of Business Ethics on our corporate web site.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee is comprised of three members of our Board of Directors. Based on the review described under “Corporate Governance Matters — Director Independence,” our Board of Directors has determined that each member of our Audit Committee is independent as defined in the applicable standards of the NASDAQ Stock Market and the Securities and Exchange Commission (“SEC”).

The Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2006, with our management and with our independent auditors;

•	discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as revised; and

•	received and discussed the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Based on such review and discussions with management and the independent auditors, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

AUDIT COMMITTEE:

John J. Vosicky (Chairman)
Daniel M. Wright
Michael J. Merriman, Jr.

Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees we were billed for audit and non-audit services rendered by our independent auditors, KPMG LLP, during 2006 and 2005:

Service Type	2006	2005

Audit Fees(1)	$681,981	$789,579
Audit-Related Fees	—	—
Tax Fees(2)	29,367	26,354
All Other Fees	—	—

Total Fees Billed	$711,348	$815,933

(1)	Includes fees for professional services rendered in connection with the audit of our consolidated financial statements for the fiscal years ended December 31, 2006 and December 31, 2005; the audit of the effectiveness of our internal control over financial reporting as of December 31, 2006 and December 31, 2005; the reviews of the consolidated financial statements included in each of our quarterly reports on Form 10-Q during those fiscal years; and consents and assistance with documents filed by us with the SEC.

(2)	Primarily consists of fees for the preparation of statutory tax returns and other tax assistance in foreign jurisdictions.

The Audit Committee of our Board of Directors considered that the provision of the services and the payment of the fees described above is compatible with maintaining the independence of KPMG LLP.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by our independent auditors. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairman of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation and the likely impact of the non-audit services on the independence of the independent auditors.

Since the effective date of the Securities and Exchange Commission rules requiring pre-approval of non-audit services on May 6, 2003, each new engagement of our independent auditors to perform non-audit services has been approved in advance by the Audit Committee or the Chairman of the Audit Committee pursuant to the foregoing procedures.

Audit Committee Financial Expert

Our Board of Directors has determined that all three of the members of the Audit Committee, John J. Vosicky, Michael J. Merriman, Jr. and Daniel M. Wright, qualify as “audit committee financial experts” as defined by the rules of the Securities Exchange Commission based on their work experience and education.

EXECUTIVE OFFICERS

The following table sets forth the name, age, current position and principal occupation and employment during the past five years of our executive officers who are not nominees for directors:

Name	Age	Current Position	Other Positions

Jody L. Taylor	38	Chief Financial Officer and Secretary since October 2001	Senior Vice President-Finance from October 2000 to October 2001.
Helena Lo	47	Executive Vice President of RC2 and Managing Director of RC2 (H.K.) Limited since April 2005	Managing Director of RC2 (H.K.) Limited from October 2000 to April 2005.
Gregory J. Kilrea	43	Chief Operations Officer since October 2005	Senior Vice President-Planning and Corporate Development from April 2004 to October 2005. Chief Financial Officer of Roman Decorating, a manufacturer of wallpaper adhesives, from February 2003 to April 2004. Chief Financial Officer of HA-LO Industries, Inc., a multi-national distributor of promotional products, from July 1996 to September 2002.

SECURITY OWNERSHIP

The following table sets forth information regarding the beneficial ownership of shares of our Common Stock as of February 21, 2007 by (1) each director and named executive officer (as defined below), (2) all directors and executive officers as a group, and (3) each person or other entity known by us to beneficially own more than 5% of our outstanding Common Stock.

The following table is based on information supplied to us by the directors, officers and stockholders described above. We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, the persons and entities included in the table have sole voting and investment power with respect to all shares beneficially owned, except to the extent authority is shared by spouses under applicable law. Shares of common stock subject to options that are either currently exercisable or exercisable within 60 days of February 21, 2007 are treated as outstanding and beneficially owned by the option holder for the purpose of computing the percentage ownership of the option holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The table lists applicable percentage ownership based on 21,110,772 shares outstanding as of February 21, 2007.

Unless otherwise indicated, the address for each person listed below is 1111 West 22nd Street, Oak Brook, Illinois 60523.

	Shares of Common	Percent of Common
	Stock Beneficially	Stock Beneficially
Name	Owned	Owned

Principal Stockholders:
Barclays Global Investors, NA(1)	1,581,599	7.5%
FMR Corp.(2)	1,575,716	7.5%
Royce & Associates, LLC(3)	1,485,720	7.0%
Dimensional Fund Advisors LP(4)	1,373,484	6.5%
Columbia Wanger Asset Management, L.P.(5)	1,135,000	5.4%

Directors and Executive Officers:
Robert E. Dods(6)	130,365	*
Boyd L. Meyer(7)	165,615	*
Peter K.K. Chung(8)	139,366	*
John S. Bakalar(9)	76,392	*
John J. Vosicky(10)	17,362	*
Curtis W. Stoelting(11)	396,917	1.9%
Paul E. Purcell(12)	24,161	*
Daniel M. Wright(13)	6,108	*
Thomas M. Collinger(14)	3,586	*
Michael J. Merriman, Jr.(15)	1,915	*
Linda A. Huett	—	*
Peter J. Henseler(16)	226,335	1.1%
Jody L. Taylor(17)	43,047	*
Greg Kilrea(18)	4,600	*
Helena Lo(19)	39,250	*
All directors and executive officers as a group (15 persons)(20)	1,275,019	5.9%

*	Denotes less than 1%.

(1)	Certain entities affiliated with Barclays Global Investors, NA (“BGI”) filed a Schedule 13G dated February 13, 2004, as amended as of February 14, 2005, as of January 31, 2006 and as of January 31, 2007, reporting that as of December 31, 2006, such entities collectively beneficially owned 1,581,599 shares of our Common Stock with sole voting power over 1,506,532 shares and sole investment power over all such shares. Barclays Global Investors’ address is 45 Fremont Street, San Francisco, California 94105.

(2)	FMR Corp. and certain of its affiliates filed a Schedule 13G dated February 14, 2005, as amended as of May 10, 2005, as of February 14, 2006 and as of February 14, 2007, reporting that as of February 14, 2007 FMR Corp. beneficially owned 1,575,716 shares of our Common Stock, of which FMR Corp. had sole voting power over 651,200 shares and sole investment power over all such shares of our Common Stock. Certain affiliates of FMR Corp. are registered investment advisors and, accordingly, may be deemed to share voting and/or investment control over the shares of our Common Stock with their clients. FMR Corp’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	Royce & Associates, LLC filed a Schedule 13G dated February 5, 2004, as amended as of February 2, 2005, as of January 31, 2006 and as of January 24, 2007, reporting that as of December 31, 2006, Royce & Associates beneficially owned 1,485,720 shares of our Common Stock, with sole voting and investment power over all such shares. Royce & Associates’ address is 1414 Avenue of the Americas, New York, New York 10019.

(4)	Dimensional Fund Advisors LP filed a Schedule 13G dated February 1, 2007 reporting that, as of December 31, 2006, it was the beneficial owner of 1,373,484 shares of our Common Stock with sole voting and investment power over all such shares. Dimensional Fund Advisors LP is a registered investment advisor that provides investment advice to certain affiliated funds. Dimensional Fund Advisors’ address is 1299 Ocean Avenue, Santa Monica, California 90401.

(5)	Columbia Wanger Asset Management, L.P. filed a Schedule 13G dated February 13, 2006, as amended as of January 10, 2007, reporting that as of December 31, 2006 Columbia Wanger Asset Management was the beneficial owner of 1,135,600 shares of our Common Stock, with sole voting and investment power over 1,045,000 shares and shared voting power over 90,000 shares of our Common Stock. Columbia Wanger Asset Management’s address is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(6)	Represents 128,450 shares of our Common Stock held by a trust for which Mr. Dods serves as trustee and 1,915 shares of our Common Stock subject to stock options.

(7)	Represents 77,048 shares of our Common Stock held by the Meyer Family Limited Partnership, for which Mr. Meyer serves as a general partner and shares voting and investment power with members of his immediate family who are the other general partners, 86,652 shares of our Common Stock held by a revocable trust for which Mr. Meyer serves as trustee and 1,915 shares of our Common Stock subject to stock options.

(8)	Represents 137,451 shares of our Common Stock held by corporations controlled by Mr. Chung and 1,915 shares of our Common Stock subject to stock options.

(9)	Includes 56,392 shares of our Common Stock subject to stock options.

(10)	Represents 17,362 shares of our Common Stock subject to stock options.

(11)	Represents (a) 127,317 shares of our Common Stock held by a revocable trust for which Mr. Stoelting serves as trustee, (b) 20,000 shares of our Common Stock held by a revocable trust for which Mr. Stoelting’s spouse serves as trustee, (c) 244,449 shares of our Common Stock subject to stock options and (d) 5,151 shares of our Common Stock purchased pursuant to our Employee Stock Purchase Plan.

(12)	Includes 9,161 shares of our Common Stock subject to stock options.

(13)	Includes 3,108 shares of our Common Sock subject to stock options.

(14)	Includes 3,586 shares of our Common Stock subject to stock options.

(15)	Includes 1,915 shares of our Common Stock subject to stock options.

(16)	Includes 202,152 shares of our Common Stock subject to stock options.

(17)	Represents (a) 42,747 shares of our Common Stock subject to stock options and (b) 300 shares of our Common Stock purchased pursuant to our Employee Stock Purchase Plan.

(18)	Represents 4,600 shares of our Common Stock subject to stock options.

(19)	Represents 39,250 shares of our Common Stock subject to stock options.

(20)	Includes (a) 128,450 shares of our Common Stock held by a trust for which Mr. Dods serves as trustee, (b) 77,048 shares of our Common Stock held by the Meyer Family Limited Partnership, for which Mr. Meyer serves as a general partner and shares voting and investment power with members of his immediate family who are the other general partners, and 86,652 shares of our Common Stock held by a revocable trust for which Mr. Meyer serves as trustee, (c) 137,451 shares of our Common Stock held by corporations controlled by Mr. Chung, (d) 5,451 shares of our Common Stock purchased under our Employee Stock Purchase Plan, (e) 127,317 shares of our Common Stock held by a revocable trust for which Mr. Stoelting serves as trustee (f) 20,000 shares of our Common Stock held by a revocable trust for which Mr. Stoelting’s spouse serves as trustee, and (h) 630,467 shares of our Common Stock subject to stock options.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis addresses our compensation policies and decisions for 2006 and the first part of 2007 prior to the date of this proxy statement for the five executive officers listed below in the Summary Compensation Table. Throughout this proxy statement, we refer to these five executive officers as our “named executive officers.”

Our Compensation Objectives

The objectives of the Compensation Committee in establishing compensation arrangements for executive officers are to:

•	attract and retain key executives who are important to our continued success through competitive compensation arrangements; and

•	provide strong financial incentives, at reasonable cost to the stockholders, for performance.

We believe we have designed and implemented a compensation program to achieve those objectives based on the following:

•	Each executive officer receives a base salary which we believe is competitive and fair, but also relatively modest in comparison to potential compensation that is variable based on our performance.

•	A significant portion of total compensation for our executive officers is contingent on performance. Such variable compensation includes both annual cash incentive bonuses dependent on our achieving specific company-wide financial performance objectives and long-term equity compensation in the form of stock options.

•	The Compensation Committee also has the authority to grant discretionary cash bonuses if deemed appropriate based on individual and company performance.

•	Our Incentive Bonus Plan and Top Management Additional Bonus Plan provide for annual bonus payouts based on the achievement of objective financial criteria, with minimum financial growth targets that must be met as a condition to payouts under these plans.

•	Our 2005 Stock Incentive Plan prohibits discounted stock options and re-pricing of stock options and does not authorize the grant of reload options. Stock option grants to our executive officers vest 20% per year over the first five years of the term of the option, which supports our objective of retention.

•	Total compensation is higher for individuals with greater responsibility and a greater ability to influence company-wide performance. In addition, a greater proportion of the compensation of our executive officers is based on variable cash bonuses and equity compensation.

•	Our compensation program is clear and straightforward. Nearly all of the current compensation to our executive officers is based on only three components, base salary, annual incentive cash bonuses, and stock option grants. We do not currently provide our executive officers with any supplemental executive retirement plan (SERP) or similar benefits, and our executive officers receive a very modest level of perquisites or other benefits that are not available to all of our employees. “All Other Compensation” reported in the Summary Compensation Table constituted less than 5% of “Total Compensation” for our named executive officers in 2006.

Our Compensation Process

Compensation for our executive officers and other key employees is evaluated and determined by the Compensation Committee of our Board of Directors. Our Compensation Committee consists of three independent directors under the applicable standards of the NASDAQ Stock Market. John S. Bakalar is the Chairman of our Compensation Committee and the other members of the Compensation Committee are Robert E. Dods and Daniel

M. Wright. Additional information regarding our Compensation Committee is disclosed above under “Directors Meetings and Committees — Compensation Committee” above.

Many key compensation decisions are made during the first quarter of the year as the Compensation Committee meets to review performance for the prior year under our Incentive Bonus Plan and Top Management Additional Bonus Plan, determine awards under our 2005 Stock Incentive Plan and set compensation targets and objectives for the coming year. However, our Compensation Committee also views compensation as an ongoing process, and meets regularly throughout the year for purposes of planning and evaluation. The Compensation Committee held four meetings during 2006 as well as a meeting in February 2007 to review performance for 2006. At each meeting, the Compensation Committee held an executive session (without management present). The Compensation Committee receives and reviews materials in advance of each meeting, including materials that management believes will be helpful to the Committee and well as materials specifically requested by members of the Committee.

Our management plays a significant role in assisting the Compensation Committee in its oversight and determination of compensation. Management’s role includes assisting the Compensation Committee with evaluating employee performance, establishing business performance targets and objectives, recommending salary levels and option grants, and providing financial data on company performance, calculations and reports on achievement of performance objectives, and other information requested by the Committee. Our Chief Executive Officer works with the Compensation Committee in making recommendations regarding our overall compensation policies and plans as well as specific compensation levels for our executive officers and other key employees, other than the Chief Executive Officer and the President. Members of management who were present during Compensation Committee meetings in 2006 and 2007 included the Chief Executive Officer, the Chief Financial Officer and the President. The Compensation Committee makes all decisions regarding the compensation of the Chief Executive Officer and the President without the Chief Executive Officer, the President or any other member of management present.

The Compensation Committee’s charter authorizes the Committee to engage any compensation consultants and other advisers as the Committee may deem appropriate, and requires that we provide the Committee with adequate funding to engage any such advisers. During 2004, the Compensation Committee engaged Capital H Group, an independent compensation consultant, to assist in conducting a comprehensive review of our compensation programs and plans for our Chief Executive Officer, our President, our Chief Financial Officer, the Managing Director of RC2 Limited and our outside directors. We determined that Capital H Group was independent because it had never done any work for RC2 and had no prior relationship with our management. The Board of Directors and the Compensation Committee discussed the results and recommendations of this review at meetings held in October 2004 and February 2005 and subsequently formally approved matters relating to the compensation programs and plans for our Chief Executive Officer, our President, our Chief Financial Officer, the Managing Director of RC2 Limited and our outside directors. The results of this review are reflected in our current compensation policies and plans. The Compensation Committee expects to engage an independent compensation consultant to review base salaries and other compensation paid to our executive officers in connection with the renewal of their employment agreements which are scheduled to expire in March 2008.

Components of Executive Compensation

For executive officers, the primary components of total compensation continue to be:

•	base salary;

•	annual incentive compensation bonuses; and

•	long-term incentive compensation in the form of stock options.

We evaluate targeted total compensation levels for our executive officers as well as how each component fits within the targeted total compensation levels. This evaluation is guided by our compensation objectives described above. A large portion of potential compensation for our executive officers is performance-based. For performance-based compensation, we combine annual cash incentive bonuses that are tied to short-term, company-wide measures of operating performance rather than appreciation in our stock price with long-term equity compensation in the form of stock options that vest over five year periods to provide an incentive for long-term appreciation in our stock price.

Base Salary.  Base salary is a key component of executive compensation. In determining base salaries, the Compensation Committee considers the executive officer’s qualifications and experience, the executive officer’s responsibilities, the executive officer’s past performance, the executive officer’s goals and objectives, and salary levels for comparable positions at peer group companies and other similarly sized companies.

The base salaries of the named executive officers have been set by their respective employment agreements. These employment agreements for Mr. Stoelting, Mr. Henseler, Ms. Taylor and Ms. Lo provide base salaries approved by the Compensation Committee as part of its comprehensive review of our compensation programs and plans for those executive officers in 2004 and 2005. In general, the base salaries have been set at or below the median of the peer group surveys prepared by the independent compensation consultant, Capital H Group. See “Benchmarking” below for more information about these surveys. The base salaries of Mr. Stoelting, Mr. Henseler, Ms. Taylor and Ms. Lo have not been changed since they were established in 2005. Mr. Kilrea’s base salary was established in his employment agreement which we entered into in July 2006 following Mr. Kilrea’s promotion to the position of Chief Operations Officer. The Compensation Committee expects to review base salaries of the named executive officers, with the assistance of an independent compensation consultant engaged by the Compensation Committee, in connection with the renewal of their employment agreements which are scheduled to expire in March 2008.

Annual Incentive Bonuses.  Executive officers and other full-time employees are eligible to receive annual incentive cash bonuses under our Incentive Bonus Plan and our Top Management Additional Bonus Plan. Our stockholders approved both of these bonus plans at the 2005 Annual Meeting of Stockholders. While we principally rely on these two bonus plans with objective targets for annual cash incentive bonuses, in some years the Compensation Committee may decide to grant discretionary cash bonuses outside of the Incentive Bonus Plan and the Top Management Additional Bonus Plan based on special circumstances such as the acquisition or disposition of a business.

Participants under our Incentive Bonus Plan include management and salaried team members as determined by our Chief Executive Officer and President. Under the Incentive Bonus Plan, each participant is assigned a bonus unit value which determines the total bonus that the participant may be eligible to receive. The bonus unit value is calculated based on our pre-bonus EBITDA (earnings before interest, taxes, depreciation and amortization adjusted for acquisitions, for non-recurring items and to exclude stock option expense) minus our cost of invested capital, which we refer to in this proxy statement as “Capital Adjusted EBITDA.” We believe that Capital Adjusted EBITDA provides a powerful metric for measuring our financial performance that correlates with high earnings performance and returns on invested capital. The bonus pool that is available for annual payment under the Incentive Bonus Plan is equal to up to 15.6% of the final Capital Adjusted EBITDA for the year.

To allocate the potential bonus pool, the Compensation Committee sets bonus target amounts for executive officers and aggregate bonus target amounts for various employee groups and teams which are allocated to individuals by our Chief Executive Officer and President. The final bonus unit value is paid if we achieve three financially based bonus components that are based on meeting or exceeding minimum growth targets (set at 5%) over the prior year in the following three categories: (1) net sales dollars; (2) trading margin dollars; and (3) operating income dollars. Under the Incentive Bonus Plan, both the results and the minimum growth targets may be adjusted for acquisitions as well as dispositions or other non-recurring items. One-third of the final bonus unit value is paid if the net sales minimum growth target is achieved, one-third of the final bonus unit value is paid if the trading margin minimum growth target is achieved and one-third of the final bonus unit value is paid if the operating income minimum growth target is achieved. Bonuses are required to be paid by March 15 of the following year and participants must be employed with RC2 or one of its subsidiaries as of the payment date in order to be entitled to receive earned bonus payments.

Our executive officers also participate in a Top Management Additional Bonus Plan. The Top Management Additional Bonus Plan entitles participants to earn a percentage (which varies by participant and is dependent upon the applicable participant’s position and responsibility) of an additional bonus pool amount. The additional bonus pool amount is calculated at the end of the fiscal year and is based upon a specified amount of the excess of our

Capital Adjusted EBITDA results over targeted Capital Adjusted EBITDA (set based on 5% growth from the prior year’s Capital Adjusted EBITDA). The additional bonus pool amounts are capped annually at an amount equal to each participant’s bonus under the Incentive Bonus Plan and in no case may a participant’s total annual bonus amount exceed three times the participant’s bonus target amount under the Incentive Bonus Plan.

Equity Based Compensation.  We believe that equity compensation is the most effective means of aligning the long-term interests of our employees, including our executive officers, with our stockholders. Our 2005 Stock Incentive Plan authorizes the Compensation Committee to issue both stock options and restricted stock. To date, grants to our executive officers under the 2005 Stock Incentive Plan have consisted solely of stock options. Our stockholders approved the 2005 Stock Incentive Plan at the 2005 Annual Meeting of Stockholders.

In determining the total size of the option grants, the Compensation Committee considers various factors such as the outstanding number of options, the amount of additional options available under the 2005 Stock Incentive Plan and the percent of the outstanding shares of our common stock represented by outstanding options. In determining the size of the option grant to each proposed recipient, the Compensation Committee considers the level of responsibility of the proposed recipient, the recipient’s performance and the existing option holdings of the proposed recipient, including the expiration, exercise and vesting of such options. Four of our named executive officers have employment agreements that provide minimum annual option grant levels as well as the opportunity to earn additional option grants based on our financial performance as described in the next paragraph.

Pursuant to the employment agreements entered into effective April 4, 2005, with each of Messrs. Stoelting and Henseler, each such executive officer will receive a minimum annual grant of stock options to purchase 50,000 shares of our common stock plus an additional 2,500 shares for every full percentage point that the our three-year compounded annual earnings per share growth as of the end of the prior year exceeds 25%. Pursuant to the employment agreements entered into effective April 4, 2005, with each of Ms. Taylor and Ms. Lo, each such executive officer will receive a minimum annual grant of stock options to purchase 20,000 shares of our common stock plus an additional 1,000 shares for every full percentage point that our three-year compounded annual earnings per share growth as of the end of the prior year exceeds 25%. Pursuant to the employment agreement entered into effective July 31, 2006, with Mr. Kilrea, he will receive a minimum annual grant of stock options to purchase 15,000 shares of our common stock plus an additional 1,000 shares for every full percentage point that our three-year compounded annual earnings per share growth as of the end of the prior year exceeds 25%. In no event will the total number of options granted to any of these executive officers in any fiscal year exceed 100,000 shares.

All option grants to executive officers incorporate the following terms:

•	the term of the option does not exceed ten years;

•	the grant price is not less than the market price of our common stock on the date of grant;

•	re-pricing of options is prohibited unless approved by our stockholders; and

•	options vest 20% per year over the first five years of the term of the option.

Perquisites and Other Compensation.  Our named executive officers participate in other benefit plans generally available to all employees on the same terms as similarly situated employees, including participation in medical, health, dental, disability, life insurance and 401(k) plans. In addition, each of Mr. Stoelting, Mr. Henseler, Ms. Taylor, Ms. Lo and Mr. Kilrea receives an auto allowance and at least $2,000,000 of life insurance coverage and disability coverage up to 75% of base salary, provided that we are not required to pay premiums in excess of $20,000 in any year for such insurance coverage for any single named executive officer. Additionally, Mr. Stoelting made personal use of our airplane and Ms. Lo was provided a company-paid country club membership. These benefits are included in the Summary Compensation Table in the “All Other Compensation” column.

Compensation Decisions for 2006

Base Salary.  We have not provided any standard annual raises in the base salaries of our executive officers. The Compensation Committee does periodically review base salaries based on the criteria described above. During 2006, the base salaries for Mr. Stoelting, Mr. Henseler, Ms. Taylor and Ms. Lo remained at the levels set in their employment agreements entered into in April 2005. Mr. Kilrea’s base salary in 2006 was at the level set in his employment agreement entered into in July 2006.

Annual Incentive Bonuses.  For 2006, the total bonus pool available under our Incentive Bonus Plan was $8,331,000 determined as follows:

	Dollars in thousands
Calculation of Bonus Unit Value — 2006	(except per unit value)

Capital Adjusted EBITDA		$61,567
Bonus Pool Percentage		15.6%

Bonus Pool Dollars Available for Distribution		$9,617
Number of Bonus Units Available	10,000 units
Value Per Bonus Unit	$962

Number of Bonus Units Distributed		8,663 units

Amount of Bonus Pool		$8,331

Capital Adjusted EBITDA for 2006 was an amount equal to our earnings before interest, taxes, depreciation and amortization, excluding $3.9 million in compensation expense for stock options, a restructuring charge of $14.5 million related to discontinued automotive collectible product lines and the bonus payouts, minus the Company’s cost of invested capital for 2006.

One-third of the final bonus unit value would be paid if a net sales minimum growth target was achieved, one-third of the final bonus unit value would be paid if a trading margin minimum growth target is achieved and one-third of the final bonus unit value would be paid if an operating income minimum growth target is achieved. Trading margin is the amount of the Company’s net sales minus the amount paid by the Company to its suppliers for the products sold. The following table sets forth the target and results in each of the categories in 2006.

	2006
	Minimum Growth	2006
	Target	Results

Net Sales	$514,774	$518,493
Trading Margin	$298,002	$291,198
Operating Income	$89,034	$86,745

The 2006 minimum growth targets are based on 5% growth from 2005 results after giving effect to certain adjustments to the 2005 results, including for the net sales and trading margin targets adjustments to exclude sales for certain discontinued and sold product lines and for the operating income target adjustments to exclude stock option expense, a gain from the sale of a product line and operating income relating to sold trading card and sports die-cast collectible product lines. The 2006 results for operating income excludes a restructuring charge of approximately $14.5 million related to discontinued automotive collectible product lines.

The 2006 net sales minimum growth target was met, while the trading margin and operating income targets were not met. Accordingly, one-third of the bonus pool available under the Incentive Plan was earned for 2006, or $2,777,000 in total. The named executive officers received $501,600 in total of that amount. The following table lists for each named executive officer the target bonus amount and the amount of the bonus earned in each of the three categories for 2006.

Payouts to Executive Officers for 2006 under Incentive Bonus Plan

		Payouts
	Bonus Target	Net Sales	Trading Margin	Operating
Name	Amount	Category	Category	Income Category	Total

Curtis W. Stoelting	$425,000	$140,250	—	—	$140,250
Peter J. Henseler	$425,000	$140,250	—	—	$140,250
Jody L. Taylor	$230,000	$75,900	—	—	$75,900
Helena Lo	$230,000	$75,900	—	—	$75,900
Gregory J. Kilrea	$210,000	$69,300	—	—	$69,300

For 2006, under the Top Management Additional Bonus Plan, the targeted Capital Adjusted EBITDA was $69,716,000 reflecting 5% growth from 2005 Capital Adjusted EBITDA. Since the Capital Adjusted EBITDA for 2006 was $61,567,000, no bonuses were paid under the Top Management Additional Bonus Plan.

In its February 2007 meeting, based on the performance of our continuing operations in 2006, including sales increases in our higher growth infant and toddler and preschool products categories, the work undertaken by our management team to reposition RC2 to focus on higher growth opportunities and the completion of the sale of our sports trading card and die-cast sports collectible vehicles business, the Compensation Committee decided to award a discretionary cash bonus of $2,723,000 in total. The named executive officers received $372,300 in total of that amount. The following table sets forth these discretionary bonus amounts for each named executive officer.

2006 Discretionary
Bonus Amounts

Curtis W. Stoelting	$72,250
Peter J. Henseler	$72,250
Jody L. Taylor	$78,200
Helena Lo	$78,200
Gregory J. Kilrea	$71,400

Stock Option Grants.  All of our named executive officers received stock option grants on February 21, 2006. As described above, we have entered into employment agreements with Mr. Stoelting, Mr. Henseler, Ms. Taylor, Ms. Lo and Mr. Kilrea which provide for minimum annual stock option grants as well as the opportunity to receive additional grants based on our three-year compounded annual earnings per share growth. Pursuant to those agreements, Mr. Stoelting received options to purchase 50,000 shares, Mr. Henseler received options to purchase 50,000 shares, Ms. Taylor received options to purchase 20,000 shares and Ms. Lo received options to purchase 20,000 shares. Mr. Kilrea’s previous employment agreement in effect on February 21, 2006 did not provide for minimum option grants, and he received a discretionary grant of options to purchase 15,000 shares on February 21, 2006. All of these options granted to our named executive officers have an exercise price of $35.72, a ten-year term and vest 20% per year on the anniversary of the date of grant over the first five years of the term of the option. These options are non-qualified stock options under the Internal Revenue Code with an exercise price equal to the closing price of our common stock on the date of grant. As a result, these stock options will only have value to the named executive officers if our stock price increases after the date of grant. The options had a grant date fair value per option of $21.48 as determined pursuant to SFAS No. 123R.

On February 21, 2007, we also made specified grants of stock options pursuant to employment agreements of 50,000 shares to Mr. Stoelting, 50,000 shares to Mr. Henseler, 20,000 shares to Ms. Taylor, 20,000 shares to Ms. Lo and 15,000 shares to Mr. Kilrea, and Mr. Kilrea also received a discretionary grant of an option for an additional 5,000 shares. All of these options granted to our named executive officers have an exercise price of $39.09, a ten-

year term and vest 20% per year on the anniversary of the date of grant over the first five years of the term of the option. These options are non-qualified stock options under the Internal Revenue Code with an exercise price equal to the closing price of our common stock on the date of grant. As a result, these stock options will only have value to the named executive officers if our stock price increases after the date of grant. The options had a grant date fair value per option of $21.97 as determined pursuant to SFAS No. 123R.

Change of Control and Severance Benefits

We have entered into an employment agreement with each of our named executive officers. These employment agreements set forth the terms and conditions for employment of the executive officers, and include severance benefits, change in control benefits, and noncompetition and confidentiality covenants restricting the executive’s activities both during and for a period of time after employment. These employment agreements are summarized in more detail below under “Employment Agreements” and “Post-Employment Compensation.”

The employment agreements with Mr. Stoelting, Mr. Henseler, Ms. Taylor, Ms. Lo and Mr. Kilrea provide for continuation of salary, a payment based on prior bonus awards and medical, dental and health coverage benefits for a period after termination of employment by us other than for cause (as defined in the employment agreements) or by the executive officer for good reason (as defined in the employment agreements), or if we fail to renew the employment agreement at the end of its term other than for cause. If such a termination of employment occurs after the occurrence of or in contemplation of a change of control, the executive officer will receive increased benefits. We believe that these severance benefits are important as a recruiting and retention device and represent reasonable consideration in exchange for the noncompetition, confidentiality and other restrictions applicable to the executive officers under the employment agreements. The terms of these arrangements and the amount of benefits available to the named executive officers are described below under “Post-Employment Compensation.”

The employment agreements with Mr. Stoelting, Mr. Henseler, Ms. Taylor, Ms. Lo and Mr. Kilrea also provide for the automatic vesting of all stock options held by these executive officers upon the occurrence of a change of control. Under our 2005 Stock Incentive Plan, the Board of Directors or the Compensation Committee has the discretion to accelerate the vesting of other stock options held by other option recipients upon a change of control, but is not required to do so.

Benchmarking

We do not believe that it is appropriate to establish compensation levels primarily based on benchmarking. However, the Compensation Committee does review information regarding pay practices at other companies to evaluate whether our compensation practices are competitive in the marketplace and as one of many factors that it considers in assessing the reasonableness of compensation. As part of the Compensation Committee’s comprehensive review of our compensation programs and plans for executive officers in 2004 and 2005, the Compensation Committee reviewed peer group surveys prepared by Capital H Group, the independent compensation consultant engaged by the Compensation Committee. The companies included in these surveys consisted of the following:

Proxy Peer Group (derived from our April 2, 2004 proxy statement):

• Action Performance Companies, Inc.	• Mattel, Inc.
• Department 56, Inc.	• Russ Berrie and Company, Inc.
• Enesco Group, Inc.	• The Boyd’s Collection
• Hasbro, Inc.	• The First Years Inc.
• JAKKS Pacific, Inc.	• Zindart Limited
• Marvel Enterprises, Inc.

Performance Peer Group (selected by compensation consultant based on range of size and financial performance comparable to RC2):

• Adaptec, Inc.	• Moog, Inc.
• Ameristar Casinos, Inc.	• Movie Gallery, Inc.
• Analogic Corporation	• NCO Group, Inc.
• Black Box Corporation	• Northwest Natural Gas Company
• Cal-Maine Foods, Inc.	• Offshore Logistics, Inc.
• El Paso Electric Company	• ProQuest Company
• General Maritime Corporation	• RARE Hospitality International, Inc.
• Hutchinson Technology Incorporated

Tax and Accounting Considerations

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for non-performance-based compensation over $1,000,000 paid for any fiscal year to each of the individuals who were, at the end of the fiscal year, the corporation’s chief executive officer and the four other most highly compensated executive officers. Through the end of 2006, we do not believe that any of the compensation paid to our executive officers exceeded the limit on deductibility in Section 162(m). Our 2005 Stock Incentive Plan, Incentive Bonus Plan and Top Management Additional Bonus Plan are intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, including the requirement that such plans be approved by our stockholders. As a result, we believe that awards under these plans satisfy the requirements for “performance-based compensation” under Section 162(m) and, accordingly, do not count against the $1,000,000 limit and are deductible by us. Other compensation paid or imputed to individual executive officers covered by Section 162(m) may not satisfy the requirements for “performance-based compensation” and may cause non-performance-based compensation to exceed the $1,000,000 limit, and would then not be deductible by us to the extent in excess of the $1,000,000 limit. Although the Compensation Committee designs certain components of executive compensation to preserve income tax deductibility, it believes that it is not in the stockholders’ interest to restrict the Compensation Committee’s discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, in some instances, the Compensation Committee may approve compensation that is not fully deductible.

Nonqualified Deferred Compensation.  Section 409A of the Code was signed into law on October 22, 2004, changing the tax rules applicable to nonqualified deferred compensation arrangements. While final regulations under this new law have not yet become effective, we do not believe that we have any nonqualified deferred compensation arrangements with any of our executive officers that will be subject to the excise tax under this law.

Accounting for Stock-Based Compensation.  Beginning on January 1, 2006, we began accounting for stock-based payments, including stock options and restricted stock under our 2005 Stock Incentive Plan, in accordance with the requirements of SFAS 123R. The Compensation Committee considers the impact of the expense to RC2 under SFAS 123R, among other factors, in making its decisions with respect to stock option grants.

Timing of Stock Option Grants

We have a consistently applied practice of making all option grants to employees (other than inducement grants to new employees) annually on the date of the quarterly meeting of the Board of Directors held in February of each year, after we announce earnings for the prior year. As described above, all five of our named executive officers, Mr. Stoelting, Mr. Henseler, Ms. Taylor, Ms. Lo and Mr. Kilrea, have employment agreements that provide for automatic annual option grants, which must be made on the earlier of (1) the quarterly meeting of the Board of Directors held in February of the applicable year or (2) February 28 of the applicable year. The grant date (other than for inducement grants to new employees) is always the date of approval of the grant by our Board of Directors or the Compensation Committee, as applicable, and the grant date for inducement grants to new employees is the first date of employment. The exercise price is the closing price of shares of our common stock on NASDAQ on the grant date. Under amendments to our Outside Director Compensation Plan effective January 1, 2007, our outside directors receive annual grants of restricted stock after the election of directors at the Annual Meeting of Stockholders. See “Director Compensation” for more information.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with our management and, based on such review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:

John S. Bakalar (Chairman)
Robert E. Dods
Daniel M. Wright

Summary Compensation Table

The following table provides information for 2006 concerning the compensation paid by us to the person who served as our principal executive officer in 2006, the person who served as our principal financial officer in 2006 and our three other most highly compensated executive officers based on their total compensation in 2006. We refer to these five executive officers as our “named executive officers” in this proxy statement.

					Non-Equity
				Option	Incentive Plan	All Other
			Bonus	Awards	Compensation	Compensation
Name and Principal Position	Year	Salary	(Note 1)	(Note 2)	(Note 3)	(Note 4)	Total

Curtis W. Stoelting,	2006	$425,000	$72,250	$688,458	$140,250	$52,020	$1,377,978
Chief Executive Officer
Peter J. Henseler,	2006	$425,000	$72,250	$688,458	$140,250	$36,279	$1,362,237
President
Jody L. Taylor,	2006	$230,000	$78,200	$294,631	$75,900	$28,647	$707,378
Chief Financial Officer
Helena Lo,	2006	$230,000	$78,200	$309,780	$75,900	$42,122	$736,002
Executive Vice President and Managing Director of RC2 Limited
Gregory J. Kilrea,	2006	$204,616	$71,400	$126,878	$69,300	$28,862	$501,056
Chief Operations Officer

Explanatory Notes for Summary Compensation Table:

(1)	Bonus payments were awarded in the discretion of the Compensation Committee in February 2007 based on 2006 performance. See “Compensation Discussion and Analysis.”

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R of stock option awards pursuant to our stock incentive plans and, thus, include amounts from awards granted prior to 2006 that vested in 2006. Assumptions used in the calculation of this amount for fiscal years ending December 31, 2004, 2005 and 2006 are included in footnote 12 to our audited consolidated financial statements, included in our Annual Report on Form 10-K filed with the SEC on February 28, 2007. Assumptions used in the calculation of this amount for the fiscal years ending December 31, 2002 and 2003 are included in footnote 3 to our audited financial statements, included in our Annual Report on Form 10-K filed with the SEC on March 4, 2005.

(3)	This column discloses the dollar value of all amounts earned by the named executive officers under our Incentive Bonus Plan for performance in 2006. No amounts were earned under our Top Management Additional Bonus Plan for 2006. See “Compensation Discussion and Analysis.”

(4)	The table below shows the components of this column, which include our match for each individual’s 401(k) plan contributions, the cost of premiums paid by us for term life insurance and disability insurance under which the named executive officer is a beneficiary, perquisites consisting of an automobile allowance and in the case of Mr. Stoelting, personal plane usage and in the case of Ms. Lo, country club memberships. For the calculation of the incremental cost of the personal use of the company airplane, we calculate a per hour amount for variable costs such as fuel, landing and parking fees and expenses for the flight crew, and then multiply that per hour cost by the number of hours of personal use by Mr. Stoelting.

		Life and Disability		Total ‘‘All Other
Name	401(k) Match (a)	Insurance	Perquisites	Compensation”

Curtis W. Stoelting	$15,400	$6,540	$30,080	$52,020
Peter J. Henseler	$15,400	$13,679	$7,200	$36,279
Jody L. Taylor	$15,400	$7,247	$6,000	$28,647
Helena Lo	$11,500	$16,130	$14,492	$42,122
Gregory J. Kilrea	$15,400	$6,262	$7,200	$28,862

(a)	For Ms. Lo, the amount is a company contribution to a statutory pension plan under Hong Kong law.

Grants of Plan-Based Awards

								All Other
								Option
								Awards:	Exercise or
								Number of	Base Price of	Grant Date
		Estimated Future Payouts Under Non-Equity						Securities	Option	Fair Value of
	Grant	Incentive Plan Awards						Underlying	Awards	Option
Name	Date	Threshold		Target		Maximum		Options(4)	($/Sh)	Awards(5)

Curtis W. Stoelting	2/21/06	—		—		—		50,000	$35.72	$1,074,000
	—	$0	(1)	$425,000	(1)	$425,000	(1)	—	—	—
	—	$0	(2)	$333,110	(2)	$333,110	(2)	—	—	—
Peter J. Henseler	2/21/06	—		—		—		50,000	$35.72	$1,074,000
	—	$0	(1)	$425,000	(1)	$425,000	(1)	—	—	—
	—	$0	(2)	$333,110	(2)	$333,110	(2)	—	—	—
Jody L. Taylor	2/21/06	—		—		—		20,000	$35.72	$429,600
	—	$0	(1)	$230,000	(1)	$230,000	(1)	—	—	—
	—	$0	(2)	$135,710	(2)	$135,710	(2)	—	—	—
Helena Lo	2/21/06	—		—		—		20,000	$35.72	$429,600
	—	$0	(1)	$230,000	(1)	$230,000	(1)	—	—	—
	—	$0	(2)	$135,710	(2)	$135,710	(2)	—	—	—
Gregory J. Kilrea	2/21/06	—		—		—		15,000	$35.72	$322,200
	—	$0	(1)	$210,000	(1)	$210,000	(1)	—	—	—
	—	$0	(2)	—	(2)(3)	—	(2)(3)	—	—	—

(1)	These amounts show the range of payouts targeted for 2006 performance under our Incentive Bonus Plan as described in “Compensation Discussion and Analysis.” A maximum award is set for each participant in the Incentive Bonus Plan (and for purposes of the above table, the target award is also set at the maximum amount). The final bonus value is paid if we achieve three financially based bonus components that are based on meeting or exceeding company-wide performance growth (set at 5%) over the prior year in the following three categories: (1) net sales dollars; (2) trading margin dollars; and (3) operating income dollars. One-third of the final bonus unit value is paid if the net sales target is achieved, one-third of the final bonus unit value is paid if the trading margin target is achieved and one-third of the final bonus value is paid if the operating income target is achieved. If none of these targets are achieved, no bonuses are paid under the Incentive Bonus Plan, and as a result the threshold amounts are $0. In 2006, the net sales target was met, while the trading margin and operating income targets were not met, and accordingly one-third of the target bonus amounts were earned for 2006 under the Incentive Bonus Plan.

(2)	These amounts relate to payouts targeted for 2006 performance under our Top Management Additional Bonus Plan as described in “Compensation Discussion and Analysis.” The Top Management Bonus Plan entitles participants to earn a percentage (which varies by participant and is dependent upon the applicable participant’s position and responsibility) of an additional bonus pool amount. The bonus amount for each executive officer is equal to the amount by which our Capital Adjusted EBITDA exceeds targeted Capital Adjusted EBITDA (set based on 5% growth from the prior year’s Capital Adjusted EBITDA). If Capital Adjusted EBITDA for the year does not exceed the target, no bonuses are paid under our Top Management Additional Bonus Plan, and as a result the threshold amounts are $0. The additional bonus amounts are capped annually at an amount equal to each participant’s bonus under the Incentive Bonus Plan and in no case, may a participant’s total annual bonus amount exceed three times the participant’s bonus target amount under the Incentive Bonus Plan. The amounts disclosed in the target column represent estimated payouts based upon the performance for fiscal 2005, which performance resulted in a payout of the disclosed amount in such column. In 2006, Capital Adjusted EBITDA did not exceed the target, and accordingly no bonus amounts were earned for 2006 under the Top Management Additional Bonus Plan.

(3)	Target and maximum award amounts are not included for Mr. Kilrea since he did not participate in the Top Management Additional Bonus Plan prior to 2006.

(4)	Each of the common stock options vests pro rata over a five-year period on each of February 21, 2007, February 21, 2008, February 21, 2009, February 21, 2010 and February 21, 2011 and expires on February 21, 2016.

(5)	The value of the award is based upon the grant date fair value of the 2006 awards determined pursuant to FAS 123R. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. See note 12 to our consolidated financial statements filed with the SEC on February 28, 2007 as part of our Annual Report on Form 10-K for the assumptions we relied on in determining the value of these awards.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding unexercised options held by our named executive officers at December 31, 2006.

	Option Awards
	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised		Option
	Options	Options	Option Exercise	Expiration
Name	Exercisable	Unexercisable	Price	Date

Curtis W. Stoelting	92,449	—	$1.5625	08/31/10	(1)
	75,000	—	$7.94	10/30/11	(2)
	21,000	14,000	$13.39	02/25/13	(3)
	16,000	24,000	$24.78	02/24/14	(4)
	10,500	42,000	$31.27	03/01/15	(5)
	—	50,000	$35.72	02/21/16	(6)
Peter J. Henseler	8,580	—	$11.03	02/18/08	(9)
	13,000	—	$10.94	03/24/09	(10)
	20,000	—	$5.00	10/21/09	(11)
	75,000	—	$7.94	10/30/11	(2)
	21,000	14,000	$13.39	02/25/13	(3)
	16,000	24,000	$24.78	02/24/14	(4)
	8,572	—	$31.655	06/11/07	(7)
	10,500	42,000	$31.27	03/01/15	(5)
	—	50,000	$35.72	02/21/16	(6)
Jody L. Taylor	868	—	$14.00	06/11/07	(8)
	2,795	—	$14.00	06/11/07	(8)
	2,134	—	$11.03	02/18/08	(9)
	3,750	—	$7.94	10/30/11	(2)
	9,600	6,400	$13.39	02/25/13	(3)
	8,000	12,000	$24.78	02/24/14	(4)
	4,200	16,800	$31.27	03/01/15	(5)
	—	20,000	$35.72	02/21/16	(6)
Helena Lo	9,000	6,000	$13.39	02/25/13	(3)
	9,900	14,850	$24.78	02/24/14	(4)
	4,200	16,800	$31.27	03/01/15	(5)
	—	20,000	$35.72	02/21/16	(6)
Gregory J. Kilrea	—	6,000	$29.02	04/26/14	(12)
	—	6,400	$31.27	03/01/15	(5)
	—	15,000	$35.72	02/21/16	(6)

(1)	The common stock option vested pro rata over a five-year period on each of August 31, 2001, August 31, 2002, August 31, 2003, August 31, 2004 and August 31, 2005.

(2)	The common stock option vested pro rata over a five-year period on each of October 30, 2002, October 30, 2003, October 30, 2004, October 30, 2005 and October 30, 2006.

(3)	The common stock option vests pro rata over a five-year period on each of February 25, 2004, February 25, 2005, February 25, 2006, February 25, 2007 and February 25, 2008.

(4)	The common stock option vests pro rata over a five-year period on each of February 24, 2005, February 24, 2006, February 24, 2007, February 24, 2008 and February 24, 2009.

(5)	The common stock option vests pro rata over a five-year period on each of March 1, 2006, March 1, 2007, March 1, 2008, March 1, 2009 and March 1, 2010.

(6)	The common stock option vests pro rata over a five-year period on each of February 21, 2007, February 21, 2008, February 21, 2009, February 21, 2010 and February 21, 2011.

(7)	The common stock option vested on August 3, 2004, the date of grant.

(8)	The common stock option vested pro rata over a five-year period on each of June 11, 1998, June 11, 1999, June 11, 2000, June 11, 2001 and June 11, 2002.

(9)	The common stock option vested pro rata over a five-year period on each of February 18, 1999, February 18, 2000, February 18, 2001 February 18, 2002 and February 18, 2003.

(10)	The common stock option vested pro rata over a five-year period on each of March 24, 2000, March 24, 2001, March 24, 2002, March 24, 2003 and March 24, 2004.

(11)	The common stock option vested pro rata over a five-year period on each of October 21, 2000, October 21, 2001, October 21, 2002, October 21, 2003 and October 21, 2004.

(12)	The common stock option vests pro rata over a five-year period on each of April 26, 2005, April 26, 2006, April 26, 2007, April 26, 2008 and April 26, 2009.

Option Exercises

The following table provides information regarding the options exercised by our named executive officers during 2006.

	Option Awards
	Number of Shares
	Acquired on	Value Realized
Name	Exercise	on Exercise(1)

Curtis W. Stoelting	62,000	$1,680,153
Peter J. Henseler	48,000	$1,522,582
Jody L. Taylor	27,000	$718,816
Helena Lo	28,435	$1,001,535
Gregory J. Kilrea	5,600	$54,388

(1)	Value realized equals the closing price of our Common Stock on the date of exercise, minus the exercise price, multiplied by the number of shares acquired on exercise. Shares acquired by Curtis W. Stoelting, Peter J. Henseler and Jody L. Taylor upon exercise were sold pursuant to Rule 10b5-1 trading plans.

Employment Agreements

Effective April 4, 2005, we entered into new employment agreements with Curtis W. Stoelting, Peter J. Henseler, Jody L. Taylor and Helena Lo, and effective July 31, 2006, we entered into a new employment agreement with Gregory J. Kilrea. Each of these employment agreements expires on March 31, 2008, the expected completion date of these employment agreements. The terms of these employment agreements include the following:

•	Mr. Stoelting will receive an annual base salary of at least $425,000, Mr. Henseler will receive an annual base salary of at least $425,000, Ms. Taylor will receive an annual base salary of at least $230,000, Ms. Lo will receive an annual base salary of at least $230,000 and Mr. Kilrea will receive an annual base salary of at least $210,000;

•	each of these executive officers is entitled to participate in our bonus plans, stock incentive plan and employee stock purchase plan;

•	each of these executive officers will receive a minimum annual grant of stock options as summarized above under the section “Compensation Discussion and Analysis”;

•	each of these executive officers receives an auto allowance and each is eligible to participate in any medical, health, dental, disability and life insurance policy that we maintain for the benefit of our other senior management;

•	each of these executive officers will also receive at our expense at least $2 million of life insurance coverage and disability insurance coverage up to 75% of the executive officer’s base salary, provided that we will not be required to pay premiums in excess of $20,000 in any year for this insurance coverage for any single executive officer;

•	each of these executive officers has agreed not to compete with us during employment and for a period of two years following termination of employment (six months if employment is terminated by us after a change of control or if the employment agreement is not renewed by us after the expected completion date of the employment agreement) and has agreed to maintain the confidentiality of our proprietary information and trade secrets during the term of employment and for five years thereafter; and

•	each employment agreement contains severance benefits, including after a change of control or RC2, which are summarized below under “Executive Compensation-Other Post-Employment Payments.”

Post-Employment Compensation

Pension Benefits

We do not currently provide any pension benefits to any of our executive officers. Our U.S.-based executive officers are eligible to participate in our 401(k) plan on the same terms as our other U.S.-based employees. In any plan year, we will contribute to each participant a matching contribution equal to 100% on the first 4% of an employee’s annual wages and 50% on the next 6% of an employee’s annual wages. All of our executive officers participated in our 401(k) plan during 2006 and received matching contributions, other than Ms. Lo for whom we made contributions to a statutory pension plan under Hong Kong law.

Nonqualified Deferred Compensation

We do not currently provide any nonqualified deferred compensation or other deferred compensation plans.

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with each of Curtis W. Stoelting, Peter J. Henseler, Jody L. Taylor, Helena Lo and Gregory J. Kilrea that provide for severance benefits, including increased benefits following a change of control (as defined in the employment agreements).

The employment agreements with Mr. Stoelting, Mr. Henseler, Ms. Taylor, Ms. Lo and Mr. Kilrea provide that if the executive officer’s employment is terminated by us without cause (as defined the employment agreements) or by the executive for good reason (as defined the employment agreements), including a failure by us to renew the employment agreement after the expected completion date of the employment agreement other than for cause, the executive officer will be entitled to continuation of the executive officer’s then effective base salary for two years following the date of termination of employment, a payment equal to 100% of the average annual bonus payments to the executive officer over the preceding three years and continuation of medical, dental and health coverage for a period of three years after termination of employment. However, if the termination of employment occurs at any time after or in anticipation of a change of control of RC2, the executive officer will be entitled to a lump sum payment of three years of base salary, a payment equal to 200% of the average annual bonus payments to the executive officer over the preceding three years and continuation of medical, dental and health coverage for a period of three years after termination of employment. The employment agreements also provide that all outstanding options held by the executive officers will immediately vest upon a change of control of RC2.

The following table sets forth the compensation that Mr. Stoelting, Mr. Henseler, Ms. Taylor, Ms. Lo and Mr. Kilrea would have been eligible to receive if the applicable executive officer’s employment had been terminated as of December 31, 2006 under circumstances requiring payment of severance benefits as described above other than in connection with a change of control.

Potential Severance Under Employment Agreements

Name	Salary	Bonus	Benefits(1)	Total

Curtis W. Stoelting	$850,000	$338,537	$39,170	$1,227,707
Peter J. Henseler	$850,000	$338,537	$60,585	$1,249,122
Jody L. Taylor	$460,000	$180,604	$24,820	$665,424
Helena Lo	$460,000	$180,604	$53,655	$694,259
Gregory J. Kilrea	$420,000	$145,233	$38,156	$603,389

(1)	The benefits consist of expenses for the continuation of medical, dental, health, life and disability coverage for a three year period.

The following table sets forth the compensation that Mr. Stoelting, Mr. Henseler, Ms. Taylor, Ms. Lo and Mr. Kilrea would have been eligible to receive if the applicable executive officer’s employment had been terminated as of December 31, 2006 under circumstances requiring payment of severance benefits as described above in connection with a change of control.

Potential Severance Payments Under Employment Agreements
Following a Change of Control

Name	Salary	Bonus	Benefits(1)	Total

Curtis W. Stoelting	$1,275,000	$677,073	$39,170	$1,991,243
Peter J. Henseler	$1,275,000	$677,073	$60,585	$2,012,658
Jody L. Taylor	$690,000	$361,207	$24,820	$1,076,027
Helena Lo	$690,000	$361,207	$53,655	$1,104,862
Gregory J. Kilrea	$630,000	$290,467	$38,156	$958,623

(1)	The benefits consist of expenses for the continuation of medical, dental, health, life and disability coverage for a three year period.

As described above, the employment agreements with Mr. Stoelting, Mr. Henseler, Ms. Taylor, Ms. Lo and Mr. Kilrea also provide for immediate vesting of all outstanding options upon a change of control of RC2. The following table sets forth the unvested stock options of these executive officers as of December 31, 2006 that would become vested in the event of a change of control.

	Number of Shares	Unrealized Value of
Name	Underlying Unvested Options	Unvested Options(1)

Curtis W. Stoelting	130,000	$1,838,480
Peter J. Henseler	130,000	$1,838,480
Jody L. Taylor	55,200	$806,008
Helena Lo	57,650	$848,541
Gregory J. Kilrea	27,400	$295,552

(1)	Unrealized value equals the closing market value of our Common Stock as of December 31, 2006, minus the exercise price, multiplied by the number of unvested shares of our Common Stock as of such date. The closing market value of our Common Stock on December 29, 2006 was $44.00.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board of Directors. Effective April 15, 2005, our Board of Directors approved an Outside Director Compensation Plan that provides compensation to directors who are not officers or employees of RC2 or its subsidiaries (“outside directors”). Directors who are not outside directors receive no additional compensation for services as members of the Board or any of its committees. All of our directors in 2006 were outside directors other than Curtis W. Stoelting and Richard E. Rothkopf.

As described in more detail below under “2007 Amendments to Outside Director Compensation Plan,” after a review of our director compensation by Capital H Group, an independent consultant engaged by the Compensation Committee, our Board of Directors approved amendments to the Outside Director Compensation Plan that took effect as of January 1, 2007.

Director Summary Compensation Table

The following table provides information concerning the compensation paid by us in 2006 to each of our outside directors.

	Fees Earned or		All Other
	Paid in Cash	Option Awards	Compensation
Name	(Note 1)	(Notes 2 and 3)	(Note 4)	Total

Robert E. Dods	$25,000	$19,403	$24,640	$69,043
Boyd L. Meyer	$25,000	$19,403	—	$44,403
Peter K.K. Chung	$25,000	$19,403	—	$44,403
John S. Bakalar	$30,000	$19,403	—	$49,403
Thomas M. Collinger	$30,000	$19,403	—	$49,403
Michael J. Merriman, Jr.	$25,000	$19,403	—	$44,403
Paul E. Purcell	$25,000	$19,403	—	$44,403
John J. Vosicky	$30,000	$19,403	—	$49,403
Daniel M. Wright	$25,000	$19,403	—	$44,403

Explanatory Notes for Director Summary Compensation Table:

(1)	Under our Outside Director Compensation Plan, an outside director may elect to have all or any portion of the director’s retainer fees paid in the form of stock options. The following table provides certain information regarding stock options issued to the outside directors in 2006 pursuant to elections by those outside directors to receive fees in the form of options. All such stock options were fully vested on the date of grant and have a ten year term.

	Amount of Retainer	Number of Shares
	Paid in Stock	Underlying Stock		Exercise Price	Grant Date
Name	Options	Options	Grant Date	Per Share	Fair Value(a)

John S. Bakalar	$7,500	353	January 6, 2006	$34.85	$7,353
	$7,500	311	April 12, 2006	$36.52	$6,910
	$7,500	318	July 5, 2006	$37.19	$7,247
	$7,500	371	October 3, 2006	$34.09	$7,626
Paul E. Purcell	$6,250	294	January 6, 2006	$34.85	$6,124
	$6,250	265	July 5, 2006	$37.19	$6,039
	$6,250	309	October 3, 2006	$34.09	$6,351
Daniel M. Wright	$6,250	294	January 6, 2006	$34.85	$6,124

(a)	The value of the award is based upon the grant date fair value of the award determined pursuant to FAS 123R. See note 12 to our consolidated financial statements filed with the SEC on February 28, 2007 as part of our Annual Report on Form 10-K for the assumptions we relied on in determining the value of these awards.

(2)	Under our Outside Director Compensation Plan in effect in 2006, each outside director received stock options in 2006 with a value of $20,000 per year determined based upon the Black-Scholes valuation method, which were granted quarterly. This valuation is based on the amount recognized for financial statement reporting purposes for the year ended December 31, 2006 in accordance with FAS 123R. See note 12 to our consolidated financial statements filed with the SEC on February 28, 2007 as part of our Annual Report on Form 10-K for the assumptions we relied on in determining the value of these awards. The following table provides certain information regarding stock options issued to each of the outside directors in 2006 pursuant to the stock option component of the Outside Director Compensation Plan. All such stock options were fully vested on the date of grant and have a ten year term.

Number of Shares		Exercise Price
Underlying Stock Options	Grant Date	Per Share

235	January 6, 2006	$34.85
207	April 12, 2006	$36.52
212	July 5, 2006	$37.19
247	October 3, 2006	$34.09

(3)	The following table identifies the aggregate number of shares of Common Stock subject to outstanding common stock options as of December 31, 2006 held by each of our outside directors:

Number of Shares of
Common Stock Subject to
Common Stock Options
Outstanding as of
Name of Outside Director	December 31, 2006

Robert E. Dods	1,727
Boyd L. Meyer	1,727
Peter K.K. Chung	1,727
John S. Bakalar	57,422
Thomas M. Collinger	3,398
Michael J. Merriman, Jr.	1,727
Paul E. Purcell	9,488
John J. Vosicky	18,674
Daniel M. Wright	2,920

(4)	In the case of Mr. Dods, consists of personal usage of the company airplane. For the calculation of the incremental cost of the personal use of the company airplane, we calculate a per hour amount for variable costs such as fuel, landing and parking fees and expenses for the flight crew, and then multiply that per hour cost by the number of hours of personal use by Mr. Dods.

Outside Director Compensation Plan

Effective April 4, 2005, our Board of Directors approved the Outside Director Compensation Plan. Under the Outside Director Compensation Plan in effect in 2006, the amount of retainer fees for our outside directors was $25,000 per year plus an additional $5,000 per year for each committee that an outside director chaired. The fees are paid quarterly either in the form of cash or stock options, at the election of the outside director. All such stock options were fully vested on the date of grant and have a ten year term.

The Outside Director Compensation Plan also provided a stock option component pursuant to which each outside director received stock options with a value of $20,000 per year determined based upon the Black-Scholes valuation method, which were granted quarterly. Additional options to purchase 100 shares would be granted annually for every full percentage point that our three-year compounded annual earnings per share growth as of the end of the prior year exceeded 25%. However, in no event would the number of these stock options granted to any individual outside director in any fiscal year exceed 20,000. All such stock options were fully vested on the date of grant and have a ten year term.

2007 Amendments to Outside Director Compensation Plan

In February 2007, our Board of Directors, based upon the recommendation of the Compensation Committee, approved amendments to our Outside Director Compensation Plan. These amendments to the Outside Director Compensation Plan were effective as of January 1, 2007.

In connection with the consideration of amendments to the Outside Director Compensation Plan, the Committee engaged Capital H Group, an independent compensation consultant, to review RC2’s director compensation. The Board of Directors and the Compensation Committee discussed the results and recommendations of this review at meetings held in February 2007. As part of its analysis, the independent compensation consultant reviewed a published survey of director compensation based on revenue size and broad industry categories and prepared a focused performance peer group survey including public companies (other than financial services companies) having market capitalization, revenue, net income, a three-year cumulative average revenue growth rate and a three-year average return on assets with a range comparable to RC2. The independent compensation consultant determined that, although RC2’s performance was within or above the median (40th to 60th percentile) of the performance peer group, both the cash and stock components of RC2’s director compensation were below the median of both surveys.

Following its review of the independent compensation consultant’s report, the Compensation Committee recommended and our Board of Directors approved the following amendments to the Outside Director Compensation Plan effective as of January 1, 2007:

•	increased the annual retainer fee from $25,000 to $35,000;

•	increased annual committee chair fees to $16,000 for the chairman of the Audit Committee, $8,000 for the chairman of the Compensation Committee and $8,000 for the chairman of the Nominating and Corporate Governance Committee (in each case, from $5,000);

•	provided that annual retainers and committee chair fees will be paid solely in cash, eliminating the ability of directors to elect payment in the form of stock options; and

•	increased the annual long-term incentive compensation fee from $20,000 to $75,000 and changed the form of payment from stock options to restricted stock, which restricted stock will be issued annually after the election of directors at the annual meeting of stockholders based on the closing price on that date of the meeting and with a three year vesting of 33 1/3% on each of the first, second and third anniversaries of the date of grant. The Compensation Committee is also considering a provision for accelerated vesting of the restricted stock granted to outside directors upon normal retirement after age 70 or retirement as a result of health reasons.

After giving effect to these amendments, the total compensation of our outside directors is within the median of the two surveys reviewed by the independent compensation consultant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership of our equity securities on Form 4 or 5. The rules promulgated by the Securities and Exchange Commission under section 16(a) of the Securities Exchange Act of 1934 require those persons to furnish us with copies of all reports filed with the Securities and Exchange Commission pursuant to section 16(a). Based solely upon a review of such forms actually furnished to us, and written representations of certain of our directors and executive officers that no forms were required to be filed, all directors, executive officers and 10% stockholders have filed with the Securities and Exchange Commission on a timely basis all reports required to be filed under section 16(a) of the Securities Exchange Act of 1934, except Messrs. Chung, Meyer, Dods, Collinger, Bakalar, Purcell, Vosicky, Wright and Merriman each filed a Form 5 on February 6, 2007 reporting stock option grants occurring on January 6, 2006.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions

James Chung, brother of Peter K.K. Chung, one of our directors, owns 70% of one of our suppliers. For the year ended December 31, 2006, we purchased $17.9 million of product from this supplier. James Chung also has a 25% interest in another of our suppliers. For the year ended December 31, 2006, we purchased $9.7 million of product from this supplier. We expect to continue to make purchases from both of these suppliers during fiscal 2007. We believe that the terms for the purchase of products from these suppliers are no less favorable to us then could have been obtained from an unaffiliated party.

Patrick A. Meyer and Eric L. Meyer, each of whom is a son of Boyd L. Meyer, one of our directors, were employed as vice presidents of one of our subsidiaries throughout 2006. Patrick A. Meyer earned aggregate salary, bonus and auto allowance of $198,050 for his services during the year. Eric L. Meyer earned aggregate salary, bonus and auto allowance of $229,873 for his services during the year.

Review and Approval of Related Person Transactions

The charter for our Audit Committee provides that one of the responsibilities of our Audit Committee is to review and approve related party transactions in accordance with NASDAQ listing requirements. Based upon the Audit Committee’s review, we believe that all of our related person transactions described above were at arms length and contained terms that were no less favorable than what we could have obtained from an unaffiliated third party. We anticipate that our Board of Directors will consider adopting a formal written set of policies and procedures for the review, approval or ratification of related person transactions.

AUDITORS

KPMG LLP served as our auditors for the year ended December 31, 2006. It is expected that a representative of KPMG LLP will be present at our Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE
COMMISSION ON FORM 10-K

We are required to file an annual report, called a Form 10-K, with the Securities Exchange Commission. A copy of Form 10-K for the fiscal year ended December 31, 2006 will be made available, without charge, to any person entitled to vote at the Annual Meeting. Written requests should be directed to Jody L. Taylor, Chief Financial Officer and Secretary, RC2 Corporation, 1111 West 22nd Street, Oak Brook, Illinois 60523.

STOCKHOLDER PROPOSALS

Proposals which stockholders intend to present at the 2008 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received at our principal offices no later than December 1, 2007 (120 days prior to the anniversary date of the mailing of this Proxy Statement) for inclusion in the proxy material for that meeting. Such proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting.

Stockholder proposals that are not intended to be included in the proxy materials for such meeting, but that are to be presented by the stockholder from the floor are subject to advance notice provisions in our by-laws. According to our bylaws, in order to be properly brought before the meeting, a proposal not intended for inclusion in the our proxy materials must be received at our principal offices no later than February 3, 2008, which is 90 calendar days prior to the anniversary of this year’s meeting date, and the notice must set forth the following: (a) a representation that the person sending the notice is a stockholder of record and will remain such through the record date for the meeting, (b) the name and address, as they appear on our books, of such stockholder, (c) the number of shares of our Common Stock which are owned beneficially and of record by such stockholder, (d) a representation that such stockholder intends to appear in person or by proxy at such meeting to make the nomination or move the consideration of other business set forth in the notice, (e) if the proposal relates to any business to be brought before the meeting other than election of directors, the text of the proposal (and the notice may also set forth any statement in support of the proposal that the stockholder wishes to bring to our attention) and shall specify any material interest of such stockholder in such business, and (f) if the proposal relates to the nomination of a candidate for election as director, the name(s) of the nominee(s), address(es) of each, a description of all arrangements or understandings between the stockholder and each nominee and any person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, the written consent of each nominee to serve as a director if so elected and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominee(s) of such stockholder. If the notice does not comply with the requirements set forth in our by-laws, the chairman of the meeting may refuse to acknowledge the matter. If the chairman of the meeting decides to present a proposal despite its untimeliness, the people named in the proxies solicited by the Board of Directors for the 2008 Annual Meeting of Stockholders will have the right to exercise discretionary voting power with respect to such proposal.

OTHER MATTERS

Our directors know of no other matters to be brought before the meeting. If any other matters properly come before the meeting, including any adjournment or adjournments thereof, it is intended that proxies received in response to this solicitation will be voted on such matters in the discretion of the person or persons named in the accompanying proxy form.

BY ORDER OF THE BOARD OF DIRECTORS
RC2 CORPORATION

Jody L. Taylor, Secretary

Oak Brook, Illinois
March 30, 2007

RC2 Corporation

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 4, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

1.	The following directors have been nominated with terms to expire at the 2008 Annual Meeting.	01 - Robert E. Dods 05 - John S. Bakalar 09 - Thomas M. Collinger	02 - Boyd L. Meyer 06 - John J. Vosicky 10 - Linda A. Huett	03 - Peter K.K. Chung 07 - Paul E. Purcell 11 - Michael J. Merriman, Jr.	04 - Curtis W. Stoelting 08 - Daniel M. Wright 12 - Peter J. Henseler

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐
		07	08	09	10	11	12
		☐	☐	☐	☐	☐	☐

2.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your instructions to be executed. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

■	C 1234567890 1 U P X	J N T 0 1 3 0 1 1 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
<STOCK#>                00P9ZA

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — RC2 Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Curtis W. Stoelting and Jody L. Taylor or either one of them, each with full power of substitution and resubstitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of RC2 Corporation to be held on May 4, 2007 at 11:00 a.m. , local time, at the Doubletree Hotel, 1909 Spring Road, Oak Brook, IL 60523, and at any adjournment thereof, there to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present as specified upon the matters on the reverse side and in their discretion upon such other matters as may properly come before the meeting.
Please sign exactly as your name appears hereon, date and return this Proxy. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO GRANT AUTHORITY TO ELECT THE NOMINEES AS DIRECTORS. IF OTHER MATTERS COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGEMENT OF THE PROXIES APPOINTED.
CONTINUED AND TO BE VOTED ON REVERSE SIDE.